Exhibit 1

FOR IMMEDIATE RELEASE

LIBERATION INVESTMENT GROUP, LLC

11766 Wilshire Boulevard, Suite 870

Los Angeles, CA 90025

Contact: Emanuel Pearlman

Tel: 310.479.3434

Fax: 310.479.3363

ISS CRITICIZES BALLY MANAGEMENT AND RECOMMENDS

SHAREHOLDERS NOT VOTE ON BALLY PROXY CARD; LIBERATION

RESPONDS TO BALLY STATEMENTS AND ISS REPORT

LOS ANGELES, CA – January 17, 2006 – Investment funds Liberation Investments, L.P. and Liberation Investments Ltd. (“Liberation”) responded to recent statements by Bally Total Fitness Holding Corporation (“Bally”), as well as the report issued last week by Institutional Shareholder Services (“ISS”) regarding Bally’s proxy contest.

Emanuel Pearlman, Chief Executive Officer of Liberation Investment Group LLC, stated, “We are appalled to see Bally’s public relations machine continuing to churn out ‘spin’ as management desperately tries to divert the focus away from the need for real change at Bally. Bally’s public relations campaign misses the point we’ve repeatedly made: Let the shareholders vote on Paul Toback’s record. Let’s see what the shareholders really think of the success of his self-hyped ‘turnaround.’ Paul Toback should welcome a referendum on his performance if he actually believes his own press.”

In its report, ISS soundly criticized Bally management and its Board of Directors in a number of areas: corporate governance concerns, a series of failures to file financial statements, questionable operating decisions or events, adoption of a “poison pill,” executive stock sales, award of increased equity incentives, resignation of independent directors and the timing of recent corporate governance changes. Liberation, as a major shareholder, has long objected to Bally’s mismanagement and the corporate governance failings that were chronicled by ISS in its report.

ISS concluded that “given the series of potential concerns that have been raised, we believe there is a clear argument for fresh views and ideas on the Bally board.” In a strong rebuke to Bally, ISS recommended that shareholders not vote on Bally’s proxy card, but rather vote on Pardus’ proxy card for the election of their dissident slate of directors.

With regard to Liberation’s shareholder proposal to directly remove Paul Toback as the Chief Executive Officer of Bally, ISS concluded that “the board represents shareholders and this is where any dissident focus should be for change” and “…ultimately, the criticism falls at the board’s feet for overseeing poor performance and not making changes to solve management issues.”

Liberation said that it agreed that the Board is the usual focal point of shareholder reform efforts, but noted that the Bally Board has “shown itself over the past 18 months to be singularly unwilling to take shareholder democracy seriously, rejecting virtually every reform we have proposed or adopting watered-down alternative measures under intense pressure.” Liberation also said that Bally had erected multiple structural barriers to change, making shareholder reform through Board elections ineffectual in this special situation. According to Liberation, these structural barriers at Bally include the existence of a staggered Board, the adoption of a “poison pill” (which Bally is using to prevent shareholders from expressing their concerns in a coordinated way), and the fact that the offices of Chief Executive Officer and Chairman of the Board are jointly held by one individual.

Gregg Frankel, President of Liberation Investment Group LLC, commented, “ISS clearly articulated that there are serious problems with the management and corporate governance at Bally. While we are pleased that ISS supports the need for change at Bally, we obviously are disappointed that they did not go further in supporting our shareholder proposal to remove Paul Toback. Nevertheless, we expect that a large number of shareholders will support our proposal because they understand that direct shareholder action is necessary in this unique situation.”

Liberation Investments, L.P. and Liberation Investments Ltd. are private investment funds managed by Liberation Investment Group LLC. Emanuel R. Pearlman is the majority member and general manager of Liberation Investment Group LLC, and as such may be deemed to be the beneficial owner of the shares of Bally owned by the Liberation Funds.